Exhibit 99.1
Joint Filing Agreement
Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached (the “Schedule 13D”) and any amendments to the Schedule 13D with respect to the Common Stock of Crimson Exploration Inc. which may be deemed necessary pursuant to Regulation 13D under the Securities Exchange Act of 1934.
It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.
It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.
Dated: November 3, 2010

America Capital Energy Corporation
By:	/s/ Ni Zhaoxing
Name:	Ni Zhaoxing
Title:	Chief Executive Officer

Shanghai Zhong Rong Property Group, Co., Ltd.
By:	/s/ Ni Zhaoxing
Name:	Ni Zhaoxing
Title:	Chief Executive Officer

/s/ Ni Zhaoxing
Ni Zhaoxing